CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A our report dated May 29, 2013, relating to the financial statements and financial highlights of Giant 5 Funds, comprised of Giant 5 Total Investment System and Giant 5 Total Index System, for the year ended March 31, 2013, and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
July 26, 2013